Exhibit 10.22

                                                       PUBLIC RELEASE VERSION










                            POWER PURCHASE AGREEMENT

                                     BETWEEN

                              GEORGIA POWER COMPANY

                                       AND

                             SOUTHERN POWER COMPANY

                                       AT

                                 PLANT GOAT ROCK






                                 March 30, 2001



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


                                TABLE OF CONTENTS




ARTICLE 1.........................................................................................................2
         DEFINITIONS..............................................................................................2
                  1.1      Certain Definitions....................................................................2


ARTICLE 2........................................................................................................13
         CONDITIONS PRECEDENT....................................................................................13
                  2.1.     Regulatory Approvals and Transfer of Assets...........................................13


ARTICLE 3........................................................................................................13
         TERM OF THE AGREEMENT...................................................................................14
                  3.1.     Term..................................................................................14
                  3.2.     Early Termination.....................................................................14


ARTICLE 4........................................................................................................14
         REPRESENTATIONS,  WARRANTIES AND COVENANTS..............................................................14
                  4.1      Mutual Representations, Warranties and Covenants......................................14
                  4.2      Covenants of Seller...................................................................16


ARTICLE 5........................................................................................................16
         DELIVERY OF RETAIL CAPACITY AND ENERGY..................................................................16
                  5.1      Agreement to Provide Capacity and Energy..............................................16
                           ----------------------------------------
                  5.2      Calculation of Monthly Capacity Payments..............................................17
                  5.3      Calculation of Monthly Energy Payments................................................17


ARTICLE 6........................................................................................................18
         BILLING AND COLLECTION..................................................................................18
                  6.1      Capacity and Energy Billing and Payment...............................................18


ARTICLE 7........................................................................................................18
         FACILITY IMPLEMENTATION AND CONSTRUCTION................................................................18
                  7.1      Project Implementation................................................................18
                  7.2      Failure to Achieve Required Threshold Date............................................19
                  7.3      Cover Period Energy...................................................................19
                  7.4      Failure to Meet Required Commercial Operation Date....................................20
                  7.5      Right to Advance Required Commercial Operation Date...................................20


ARTICLE 8........................................................................................................20
         INTERCONNECTION AND METERING............................................................................20
                  8.1      Interconnection.......................................................................20
                           ---------------
                  8.2      Protective Devices....................................................................21
                  8.3      Meters................................................................................21
                           ------


ARTICLE 9........................................................................................................21
         COMMERCIAL OPERATION, TESTING AND DESIGNATION OF CAPACITY...............................................22
                  9.1      Commercial Operation Test.............................................................22
                  9.2      Annual Nomination.....................................................................22


ARTICLE 10.......................................................................................................22
         OPERATION, MAINTENANCE AND DISPATCH.....................................................................23
                  10.1     Operation, Maintenance and Dispatch...................................................23
                  10.2     Maintenance Scheduling................................................................23
                  10.3      Air Permits..........................................................................23


ARTICLE 11.......................................................................................................24
         FUEL SUPPLY.............................................................................................24
                  11.1     Fuel Supply Plan......................................................................24
                  11.2     Fuel Transportation Capacity..........................................................24


ARTICLE 12.......................................................................................................26
                  12.1     Definition of Force Majeure Event.....................................................26
                  12.2     No Breach or Liability................................................................26
                  12.3     Capacity and Energy Payments..........................................................26
                  12.4     Mitigation............................................................................26
                  12.5     Suspension of Performance.............................................................27


ARTICLE 13.......................................................................................................27
         FAILURE OF PERFORMANCE AND REMEDIES.....................................................................27
                  13.1     Notice of Failure of Performance......................................................27
                  13.2     Failure of Performance by Seller......................................................27
                  13.3     Failure of Performance by Buyer.......................................................29
                  13.4     Remedies..............................................................................31
                  13.5     Discharge of Obligations Upon Termination.............................................31
                  13.6     No Consequential Damages..............................................................31
                  13.7     No Warranties.........................................................................31


ARTICLE 14.......................................................................................................32
         COMPLIANCE WITH LAWS, RULES AND REGULATION..............................................................32
                  14.1     Compliance............................................................................32
                  14.3     NOx Emissions.........................................................................32
                  14.4     Taxes.................................................................................32


ARTICLE 15.......................................................................................................32
         ASSIGNMENT AND TRANSFERS OF INTERESTS...................................................................32
                  15.1     Assignment and Assumption of Obligations..............................................32
                  15.2     Assignment to Lenders.................................................................33


ARTICLE 16.......................................................................................................33
                  16.1     Indemnity.............................................................................33
                  16.2     Notice of Proceedings.................................................................33


ARTICLE 17.......................................................................................................34
                  17.1     Amendments............................................................................34
                  17.2     Binding Effect........................................................................34
                  17.3     Counterparts..........................................................................35
                  17.4     Notices...............................................................................35
                  17.5     Entire Agreement......................................................................36
                  17.6     Governing Law.........................................................................36
                  17.7     Non-Waiver............................................................................36
                  17.8      Headings Not Affecting Meaning.......................................................36
                  17.9     Third Parties.........................................................................36
                  17.10    Severability..........................................................................37
                  17.11    Cooperation...........................................................................37
                  17.12    Relationship..........................................................................37
                  17.13    Confidentiality.......................................................................37
                  17.14    Replacement Index.....................................................................38


APPENDIX A........................................................................................................1
         CAPACITY PAYMENT CALCULATION.............................................................................1


APPENDIX B........................................................................................................1
         ENERGY PAYMENT CALCULATION...............................................................................1


APPENDIX C........................................................................................................1
         DESIGN PARAMETERS AND SCHEDULING PROCEDURES..............................................................1


APPENDIX D........................................................................................................2
         PERFORMANCE TESTING PROCEDURES AND DISPATCH..............................................................2


APPENDIX E........................................................................................................1
         DAILY DAMAGE FOR FAILURE TO MEET THE REQUIRED COMMERCIAL OPERATION DATE..................................1


APPENDIX F........................................................................................................1
         HIGHER HEATING VALUE GUARANTEED HEAT RATE CURVES.........................................................1


APPENDIX G........................................................................................................1
         TRANSMISSION INTERCONNECTION COST ADJUSTMENT.............................................................1


APPENDIX H........................................................................................................1
         BILLING PROCEDURES.......................................................................................1



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                            POWER PURCHASE AGREEMENT
                                     BETWEEN
                              GEORGIA POWER COMPANY
                                       AND
SOUTHERN POWER COMPANY


         THIS POWER PURCHASE AGREEMENT ("Agreement"), dated as of March 30, 2001, is made by and between Georgia Power Company ("Buyer"), a corporation organized and existing under the laws of the State of Georgia with its principal address at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308, and Southern Power Company ("Seller"), a corporation organized and existing under the laws of the State of Delaware with its principal address at 270 Peachtree Street, N.E., Atlanta, Georgia 30303 (individually a "Party" or collectively the "Parties").

                              W I T N E S S E T H:

         WHEREAS, Buyer is engaged in the distribution and sale of electricity for heat, light and power to the public in the State of Georgia;

         WHEREAS, Seller is authorized to, among other things, own and operate electric generating facilities and sell electric capacity and associated energy from such facilities; and

         WHEREAS, Buyer has agreed to purchase from Seller and Seller has agreed to sell to Buyer electric capacity and associated energy all in accordance with the provisions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller each intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

1.1 Certain Definitions. The following capitalized terms and phrases, in addition to those defined above, as and when used in this Agreement shall have the respective meanings set forth below:

1.1.1 "Affiliate" - of a specified entity means any other entity directly or indirectly controlling or controlled by or under direct or indirect common control of or with such specified entity. For purposes of this definition, "control" of an entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms "controlling" and "controlled" have meanings correlative to the foregoing.

1.1.2 "Air Permits" - shall have the meaning as set forth in Section 10.3.

1.1.3 "Annual Period" - means any one of a succession of twelve (12) month periods, the first of which shall begin on June 1, 2002, and end on May 31, 2003.

1.1.4 "Block" - means either Block One or Block Two, when being referred to individually.

1.1.5 "Block One" - means the natural gas-fired combined cycle generating unit having a nominal capability of producing approximately 570 MW to be constructed at the Facility. Block One will comprise two combustion turbines with two heat recovery steam generators, a common steam turbine generator, and associated equipment, systems, and structures as necessary for the operation of the Block.

1.1.6 "Block One Firm Fuel Capacity" - shall mean the amount of firm gas transportation required in connection with the operation of Block One.

1.1.7 "Block Two" - means the natural gas-fired combined cycle generating unit having a nominal capability of producing approximately 610 MW to be constructed at the Facility. Block Two will comprise two combustion turbines with two heat recovery steam generators, a common steam turbine generator, and associated equipment, systems, and structures as necessary for the operation of the Block.

1.1.8 "Block Two Firm Fuel Capacity" - shall mean the amount of firm gas transportation required in connection with the operation of Block Two.

1.1.9 "Blocks" - means both Block One and Block Two, when being referred to collectively.

1.1.10 "Business Day" - means any calendar day excluding Saturdays, Sundays and NERC-defined holidays.

1.1.11 "Capacity Availability Performance Adjustment" or "CAPA" - means the adjustment to the capacity pursuant to Section 5.2 and the calculation set forth in Section C of Appendix A.

1.1.12 "Change of Law" - shall have the meaning as set forth in Section 14.2.

1.1.13 "Commercial Operation Date" - means for each of the respective Blocks, the date on which such Block achieves commercial operation, which shall be deemed to have occurred when (i) start-up and testing of such Block has been completed in accordance with Section 9.1 and Appendix D and (ii) such Block is capable of producing energy and delivering energy to the Transmission System through the Interconnection Point on a reliable basis.

1.1.14 "Confidential Information" - means business or technical information of rightfully in the possession of either Party, which information derives actual or potential commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by persons who can obtain economic value from its disclosure and use, and which information is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Confidential Information consists of information designated as confidential and furnished or disclosed to the other Party in connection with this Agreement.

1.1.15 "Consents" - means any permit, approval, consent, authorization or other requirement that is required from any Governmental Authority in connection with Seller's performance of its obligations under this Agreement, including, without limitation all applicable environmental certificates, licenses, permits and approvals.

1.1.16 "Consumer Price Index" or "CPI" - means the measure of the average change in prices paid by urban consumers for a fixed market basket of goods and services approved by the Bureau of Labor Statistics or any Governmental Authority succeeding to the powers and functions thereof.

1.1.17 "Contract Capacity" - means the capacity of each of the Blocks (in MW) at Rated Conditions new and clean, as specified in Section A.1 of Appendix A.

1.1.18 "Cover Amount" - means, [redacted] delivery in any hour during the [redacted] Summer Seasonal Performance Periods.

1.1.19 "Cover Period" - shall have the meaning as set forth in Section 7.2.3.

1.1.20 "Delivered Energy" - means, either individually or in combination, the energy in megawatt hours ("MWh"): (i) generated by the Blocks net of Station Service and net of energy being delivered to third parties in accordance with
Section 5.1, measured by the Metering System and corrected for any gains or losses between the metering point and the Interconnection Point; or (ii) supplied by resources other than one of the Blocks and delivered to the Delivery Point.

1.1.21 "Delivery Point" - means the point on the Transmission System at which Seller shall deliver the energy and shall be as follows: (i) if from the Blocks, the Delivery Point shall be the Interconnection Point, and (ii) if from an alternate resource, the Delivery Point shall be any point on the Transmission System designated at the time of delivery.

1.1.22 "Demonstrated Capability" - means the demonstrated capacity of such Block at [redacted], as adjusted to Rated Conditions, resulting from a test under
Article 9.

1.1.23 "Designated Capacity" - means the amount of capacity (in MW) for each Block nominated by Seller at Rated Conditions. Designated Capacity shall be nominated for each Annual Period by [redacted] prior to the beginning of each such Annual Period and may not exceed the Demonstrated Capability of such Block.

1.1.24 "Facility" - means the land, rights-of-way, Blocks and related equipment and facilities of the electric generating plant to be or being constructed on the Site in connection with each Block. The Facility shall include (without limitation) the Blocks and all associated auxiliary equipment and facilities installed at the Site necessary or used for the production, control, delivery or monitoring of electricity produced on the Site by the Blocks. All equipment and facilities installed on the generator's side of the Interconnection Point in connection with the Blocks are considered to be part of the Facility except those that constitute Interconnection Facilities.

1.1.25 "Failure of Performance" - shall have the meaning as set forth in Sections 13.2 and 13.3.

1.1.26 "FERC" - means the Federal Energy Regulatory Commission or any Governmental Authority succeeding to the powers and functions thereof under the Federal Power Act.

1.1.27 "FERC Approval" - means the consent and permission of FERC necessary to satisfy all applicable federal regulations and rules that are administered by and under the jurisdiction of FERC.

1.1.28    "Fixed Charge Rate" - means [redacted].

1.1.29 "Force Majeure Event" - shall have the meaning as set forth in Section 12.1.

1.1.30 "Fuel" - means natural gas, the quantity of which shall be determined based on its higher heating value basis.

1.1.31 "Governmental Authority" - means any local, state, regional or federal administrative, legal, judicial or executive agency, court, commission, department or other such entity, but excluding any such agency, court, commission, department or other such entity acting in its capacity as purchaser, lender, guarantor or mortgagee.

1.1.32 "GPSC" - means the Georgia Public Service Commission or any Governmental Authority succeeding to the powers and functions thereof.

1.1.33 "GPSC Approval" - means the granting of a certificate approving this Agreement as a long term power purchase capacity resource pursuant to O.C.G.A ss. ss. 46-3A-5 and 46-3A-8.

1.1.34 "Guaranteed Heat Rate" - shall have the meaning set forth in Appendices D and F and shall be determined based on the higher heating value basis.

1.1.35 "Incremental Replacement Cost" - means the positive difference, if any, between the Replacement Cost for Scheduled energy not delivered by Seller under this Agreement and the amount that Seller would otherwise have been entitled to receive under Appendix B for such Scheduled energy, if Seller had delivered such Scheduled energy.

1.1.36 "Interconnection Agreement" - means an agreement between Georgia Power and Seller allowing Seller to interconnect the Facility to the Transmission System and operate the Facility in parallel with the Transmission System.

1.1.37 "Interconnection Cost Adjustment" or "ICA" - shall have the meaning as set forth in Appendix G.

1.1.38 "Interconnection Facilities" - means those facilities that Buyer, in its reasonable judgment, determines must be installed or modified in order to electrically connect the Blocks to the Transmission System at 230 kV.

1.1.39 "Interconnection Point" - means the point of electrical connection between the Blocks' collector bus and the 230 kV Interconnection Facilities.

1.1.40   "Interest Rate" - means [redacted].

1.1.41   "kW" - means kilowatt(s).

1.1.42 "Legal Requirement" - means any law, code, statute, regulation, rule, ordinance, judgment, injunction, order or other requirement of a Governmental Authority having jurisdiction over the matter in question, which is valid and applicable to the matter in question at the time of the execution of the Agreement or anytime thereafter during the Term.

1.1.43 "Metering System" - means all meters, metering devices and related instruments used to measure and record electric capacity and energy and used to determine the amount of such electric capacity and energy that is being made available or delivered at the Interconnection Point.

1.1.44    "MMBtu" - means million British thermal units.

1.1.45 "Monthly Capacity Payment" - means the monthly amount to be paid by Buyer to Seller for the supply of Designated Capacity, as calculated in accordance with Appendix A.

1.1.46 "Monthly Energy Payment" - means the monthly amount to be paid by Buyer to Seller for the purchase of energy delivered during such month, as calculated in accordance with Appendix B. 1.1.47 "MW"- means megawatt(s), or one thousand (1,000) kilowatts.

1.1.48   "MWh" - means megawatt hour(s).

1.1.49 "NERC" - means the North American Electric Reliability Council including any successor thereto and subdivisions thereof.

1.1.50 "Primary Gas Delivery Point" - means the primary delivery point for Fuel located at the point of interconnection between Southern Natural Gas Company's ("SNG") pipeline system and Seller's pipeline lateral serving the Facility.

1.1.51 "Project"- means the design, engineering, financing, construction, testing and commissioning of the Facility and the ownership, operation, management and maintenance of the Facility, all of which being reasonably expected to enable Seller to fulfill its obligations under this Agreement.

1.1.52 "Prudent Utility Practices" - means, at a particular time, any of the practices, methods and acts engaged in or approved by a significant portion of the United States electric utility industry prior to such time, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired results at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Utility Practices is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts expected to accomplish the desired results, having due regard for, among other things, manufacturers' warranties and the requirements of Governmental Authorities of competent jurisdiction and the requirements of this Agreement.

1.1.53   "Rated Conditions" - means the conditions as set forth in Appendix D.

1.1.54 "Replacement Cost" - means: (i) the cost incurred in a commercially reasonable manner to produce or purchase the Shortfall Amount, plus transactional costs reasonably incurred in purchasing the Shortfall Amount and additional transmission charges, if any, reasonably incurred to deliver such Shortfall Amount to the Transmission System; or (ii) the market price at which an amount of energy equal to the Shortfall Amount could have been acquired for delivery to the Transmission System, as determined in a commercially reasonable manner. In no event shall Replacement Cost include any penalties, ratcheted demand or similar charges, nor shall there be any requirement to utilize or change utilization of owned or controlled assets or market positions to minimize such cost.

1.1.55 "Required Commercial Operation Date" - means June 1, 2002, for Block One and June 1, 2003, for Block Two, or as such date(s) may be extended or adjusted pursuant to the terms of this Agreement.

1.1.56   "Required Threshold Date" - means October 1, 2002.

1.1.57 "Schedule" - when used as a noun, means an energy schedule, including:
(i) economic dispatch of the Blocks using automatic generation control; or (ii) submission of a manual or electronic schedule of energy to the dispatch center for delivery of energy from the Blocks or alternate resources, as submitted in accordance with the provisions of Section 10.1 and Appendix C of this Agreement. When used as a verb, "Schedule" means the act of submitting a Schedule in accordance with the provisions of Section 10.1 and Appendix C of this Agreement.

1.1.58 "Scheduled Outage" - means a planned interruption of a portion or all of the generation capability of the Blocks that has been coordinated with a mutually agreed start date, time and duration.

1.1.59 "Seasonal Availability Factor" or "SAF" - shall have the meaning as set forth in Appendix A.

1.1.60 "Seasonal Performance Period" - means one of the following periods during the Annual Period: [redacted].

1.1.61 "SERC" - means the Southeastern Electric Reliability Council, including any successor thereto and subdivisions thereof.

1.1.62 "Shortfall Amount" - means the positive difference (rounded to the nearest whole MWh) of (i) the Cover Amount in any hour during a Cover Period, less (ii) the amount of energy that Seller causes to be delivered to the Transmission System in such hour in response to such Schedule.

1.1.63 "Site" - means the land in Lee County, Alabama, on which the Facility s to be located.

1.1.64 "Station Service" - means energy produced by the Blocks that is used to serve the electrical requirements of the Blocks.

1.1.65 "Taxes" - means all taxes, fees, levies, licenses, or similar charges imposed by any Governmental Authority, together with any interest and penalties thereon.

1.1.66 "Term" - means the term of this Agreement as specified in Article 3.

1.1.67 "Threshold Date" - means the date on which Seller obtains the necessary Air Permits for Block Two.

1.1.68 "Transmission System" - means the high voltage electric transmission system of Buyer, either singularly or as a part of the integrated transmission systems of the electric utility operating companies of Southern Company (currently Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) including transmission systems that are co-owned by one or more of such entities and one or more third parties, such as, but not limited to, MEAG and Georgia Transmission Corporation, as modified or expanded from time-to-time, as well as any successor in function.

1.1.69 "Transportation Quantity" - means the quantity of Fuel that is equal to the sum of (i) the product of the Guaranteed Heat Rate times the number of kilowatt-hours Scheduled by Buyer, plus (ii) the quantity of Fuel necessary for start-up, ramp up and ramp down.

                                    ARTICLE 2

                              CONDITIONS PRECEDENT

2.1      Regulatory Approvals and Transfer of Assets.

     2.1.1 The obligations of the Parties are conditioned on the following: (i) GPSC Approval of this Agreement, and GPSC authorization for the Buyer to recover from its customers all payments required or contemplated to be made to Seller pursuant to Article 5 and Section 14.2 of this Agreement; (ii) approval by FERC of this Agreement without modification; and (iii) the closing of the expected transfer of the Goat Rock Combined Cycle Units One and Two Facility assets to Seller necessary to perform this Agreement and of Seller's financing of such transfer.

     2.1.2 The Parties shall use reasonable best efforts to obtain the GPSC acceptance and FERC Approval in a timely manner without material modification to the terms and conditions of this Agreement.

                                    ARTICLE 3

                              TERM OF THE AGREEMENT

         3.1. Term. Subject to the termination and survival provisions herein, this Agreement shall be effective and remain in full force and effect from the date it is executed and delivered by both Buyer and Seller. Seller's obligation to deliver and Buyer's obligation to accept capacity and associated energy from Block One shall be in effect from the Block One Required Commercial Operation Date, through May 31, 2010 (the "Block One Operating Term"). Seller's obligation to deliver and Buyer's obligation to accept capacity and associated energy from Block Two shall be in effect from the Block Two Required Commercial Operation Date, through May 31, 2011 (the "Block Two Operating Term").

         3.2 Early Termination. ...Without limiting the operation of other provisions respecting termination, this Agreement is subject to termination under the following circumstances: if, despite diligent efforts, Seller has been unable to obtain the necessary Air Permits for Block Two as of July 1, 2002, and, as of that date, Seller reasonably determines that, despite best efforts it will not be able to obtain such Air Permits by the Required Threshold Date, then Seller may elect to terminate this Agreement with respect to Block Two by no later than July 8, 2002. [redacted].

                                    ARTICLE 4

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         4.1 Mutual Representations, Warranties and Covenants. Each Party represents, warrants, and covenants to the other Party that: 4.1.1 it is a corporation duly organized, validly existing and in good standing under the respective laws of the state of its formation; 4.1.2 it has all requisite corporate power to own, operate and lease its properties, carry on its business as now conducted, enter into this Agreement, carry out the transactions contemplated hereby, and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement; 4.1.3 the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, do not and will not require any further consents or approvals of its Board of Directors or shareholders other than that which has been obtained, and do not and will not violate any of the terms or conditions of any contract or other agreement to which it is a party or any Legal Requirements applicable to it; 4.1.4 this Agreement constitutes each Party's legally valid and binding obligation enforceable against it in accordance with the terms thereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and by general principles of equity; 4.1.5 there are no bankruptcy proceedings pending or being contemplated by it or, to its knowledge, threatened against it; 4.1.6 to its knowledge, there are no pending or threatened actions or proceedings affecting it before any Governmental Authority which purport to affect the legality, validity or enforceability of this Agreement or would be reasonably likely to materially adversely affect its ability to perform this Agreement; and 4.1.7 the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of and compliance with the provisions of this Agreement do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any Legal Requirements, or any partnership agreement, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which it is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing. 4.2 Covenants of Seller. 4.2.1 Seller shall: (i) construct or cause to be constructed; (ii) own, lease, or control the entire electrical output of; and (iii) operate and maintain the Facility, all in accordance with this Agreement. 4.2.2 Seller shall obtain and maintain at all times during the Term all Consents as and when required by applicable Legal Requirements for the construction, operation and maintenance of the Facility as contemplated pursuant to this Agreement. 4.2.3 Seller shall at all times during the Term of this Agreement construct, operate and maintain the Facility in accordance with Prudent Utility Practices.


                                    ARTICLE 5

                         DELIVERY OF CAPACITY AND ENERGY

         5.1      Agreement to Provide Capacity and Energy

                  5.1.1 During the first year of the Block One Operating Term (June 1, 2002 through May 31, 2003), Seller shall deliver to Buyer up to an amount equal to the product of (i) the ratio 370/570 times (ii) the Designated Capacity, except during periods of Scheduled Outages and Force Majeure Events. During the first year of the Block Two Operating Term (June 1, 2003 through May 31, 2004), Seller shall deliver to Buyer up to an amount equal to the product of
(i) the ratio 400/610 times (ii) the Designated Capacity, except during periods of Scheduled Outages and Force Majeure Events. If Seller has failed to obtain Air Permits by October 1, 2001, then Seller may re-designate the Required Commercial Operation Date as June 1, 2004, for Block Two.

                  5.1.2 Beginning on June 1 following the first year of the respective Block One Operating Term or Block Two Operating Term and until the end of the respective Block One Operating Term or Block Two Operating Term, Seller shall sell to Buyer and Buyer shall purchase from Seller up to the entire electrical output of the Block(s), net of Station Service, except during periods of Scheduled Outages and Force Majeure Events.

                  5.1.3 Seller shall deliver to Buyer, and Buyer shall accept from Seller, at the Delivery Point, the energy Scheduled by Buyer pursuant to this Agreement from: (i) the Blocks or (ii) an alternate resource other than the unavailable Block or (iii) any combination of (i) and (ii).

         5.2 Calculation of Monthly Capacity Payments. Except as otherwise provided herein, Buyer shall pay to Seller for each month of the respective Block One Operating Term and Block Two Operating Term, the Monthly Capacity Payment calculated in accordance with Appendix A. In addition, following each [redacted] (as shown in Table A-1 of Appendix A), a Capacity Availability Performance Adjustment ("CAPA") shall be calculated in accordance with Section C of Appendix A and paid in accordance with Section A of Appendix H.

         5.3 Calculation of Monthly Energy Payments. Except as otherwise provided herein, Buyer shall pay to Seller, for each month of the respective Block One Operating Term and Block Two Operating Term, the Monthly Energy Payment calculated in accordance with Appendix B.

                                    ARTICLE 6

                             BILLING AND COLLECTION

         6.1 Capacity and Energy Billing and Payment. Seller and Buyer shall agree to the billing and payment process as set forth in Appendix H. However, the Parties shall maintain the right to amend the billing and payment process as appropriate from time-to-time.



                                    ARTICLE 7

                    FACILITY IMPLEMENTATION AND CONSTRUCTION

         7.1 Project Implementation. Seller shall: (i) arrange for the acquisition of or use of the Site for the Term; (ii) apply for, and use diligent efforts to obtain and maintain, all Consents (including renewals thereof) and any other approvals of Governmental Authorities that are required in connection with the Project, including the transactions contemplated under this Agreement;
(iii) act consistent with Prudent Utility Practices in all aspects of the Project; and (iv) use diligent efforts to meet the Required Commercial Operation Dates and to otherwise carry out the transactions contemplated under this Agreement.

7.2      Failure to Achieve Required Threshold Date.
         ------------------------------------------

7.2.1 If Seller fails to secure the Air Permits for Block Two by the Required Threshold Date of October 1, 2002, then Seller may choose either: (i) to continue to perform in accordance with the provisions of Section 7.2.2 (the "Performance Election"); or (ii) to perform in accordance with the provisions of
Section 7.2.3 (the "Cover Election").

7.2.2 If Seller chooses the Performance Election, then the Required Threshold Date shall be extended to April 2, 2003, and Seller shall continue diligently to obtain the necessary Air Permits for Block Two. In the event that the Threshold Date is not achieved by the extended Required Threshold Date, Seller shall pay [redacted] to Buyer. If at any time prior to the extended Required Threshold Date, Seller determines that it cannot obtain the Air Permits, it may elect to terminate the Agreement with respect to Block Two in which case the same remedy shall apply. In either case, the Parties will have no further obligations with respect to Block Two under this Agreement.

7.2.3    [redacted].

7.3      Cover Period Energy.
         -------------------

7.3.1    [redacted].

7.3.2 Appendix B will govern payments for the Scheduled energy delivered during the Cover Period.

7.3.3 If Seller fails to deliver any Scheduled energy during the Cover Period, Seller shall pay to Buyer [redacted].

7.3.4 At the end of the Cover Period, this Agreement shall terminate with respect to Block Two and the Parties shall have no further obligations hereunder.

7.4      Failure to Meet Required Commercial Operation Date.
         --------------------------------------------------

                  7.4.1 If Seller fails to obtain commercial operation of the respective Block on or before the Required Commercial Operation Date for Block One for any reason, or the Required Commercial Operation Date for Block Two for any reason other than failure to obtain the Air Permits, [redacted].

                           7.4.2    [redacted].

         7.5 Right to Advance Required Commercial Operation Date. Upon mutual agreement of the Parties, Seller and Buyer may advance the Required Commercial Operation Date of either Block. In the event that the Parties advance the Required Commercial Operation Date, the Parties shall also advance accordingly the commencement and due dates of their respective payment and performance obligations.

                                    ARTICLE 8

                          INTERCONNECTION AND METERING

         8.1 Interconnection. Georgia Power shall construct or cause to be constructed the Interconnection Facilities in order to electrically connect the Blocks to the Transmission System at the Interconnection Point. Seller shall reimburse Buyer for the actual costs incurred in constructing the Interconnection Facilities in accordance with Appendix G.

         8.2 Protective Devices. Seller shall provide, install and maintain internal breakers, relays, switches, synchronizing equipment and other associated protective control equipment necessary to maintain the reliability, quality and safety of the electric power production of the Facility in accordance with Prudent Utility Practices.
         8.3      Meters

                  8.3.1 Seller shall design, locate, construct, install, own, operate and maintain the Metering System in accordance with Prudent Utility Practices in order to measure and record the amount of energy and capacity delivered from the Blocks.
                  8.3.2 Seller shall inspect and test all meters at such times as will conform to Prudent Utility Practices, but not less often than once every two (2) years.
                  8.3.3 If the Metering System fails to register, or if the measurement made by a metering device is found upon testing to vary by more than one half percent (0.5%) from the measurement made by the standard meter used in the test, an adjustment shall be made correcting all measurements of energy made by the Metering System during: (a) the actual period when inaccurate measurements were made by the Metering System, if that period can be determined; or (b) if such actual period cannot be determined, the latter half of the period from the date of the last test of the Metering System to the date such failure is discovered or such test is made. The amount of the adjustment may be determined: (i) by correcting the error if the percentage of error is ascertainable by calibration, tests or mathematical calculation; or (ii) if not so ascertainable, by estimating on the basis of deliveries under similar conditions during the period since the last test.

                                    ARTICLE 9
COMMERCIAL OPERATION, TESTING AND DESIGNATION OF CAPACITY

         9.1      Commercial Operation Test.
                  -------------------------
                  9.1.1 The initial Demonstrated Capability of each of the Blocks shall be established in accordance with the performance testing procedures set forth in Appendix D. Seller shall nominate the initial Designated Capacity of each Block following such performance testing, but such nomination shall occur at least one day before the later of the Required Commercial Operation Date or the Commercial Operation Date. Such nomination shall not exceed the Demonstrated Capability of each respective Block.
                  9.1.2 Seller may, at its option, perform additional capacity tests prior to [redacted] after the later of the Required Commercial Operation Date and the Commercial Operation Date for each Block. [redacted].
         9.2 Annual Nomination. Seller shall nominate the Designated Capacity for each Annual Period by the May 1st immediately preceding such Annual Period. Seller will use commercially reasonable efforts to ensure that degradation [redacted] adjusted to Rated Conditions throughout the Term. Any reduction in the Demonstrated Capability of a Block through a capacity examination will result in a reduction of the Designated Capacity of such Block to the demonstrated level and a corresponding reduction in capacity payments for such Block in accordance with the Capacity Payment calculation set forth in Appendix A.

                                   ARTICLE 10

                       OPERATION, MAINTENANCE AND DISPATCH



         10.1 Operation, Maintenance and Dispatch. Seller shall manage, control, operate and maintain all parts of the Facility in a manner consistent with Prudent Utility Practices. Seller shall also operate the Facility in accordance with applicable reliability criteria and guides of the SERC and NERC. The Parties intend for Buyer to operate each of the Blocks in economic dispatch. However, upon mutual agreement of the Parties, Seller and Buyer may Schedule each of the Blocks in accordance with the procedures set forth in Appendix C. In the event that Seller supplies energy from alternate resources, Buyer shall follow the procedures set forth in Appendix C to Schedule delivery of such energy.

         10.2 Maintenance Scheduling. The Parties intend for maintenance of the Blocks to be Scheduled to minimize the impact on the availability of the Blocks, but such scheduled and approved unscheduled maintenance hours shall not be a factor in the calculation of the SAF as set forth in Appendix A.

         10.3 Air Permits. Seller shall be obligated to file for, obtain and maintain, for the period required by Legal Requirements during the respective Block One Operating Term and Block Two Operating Term, all Consents pertaining to air emissions necessary for the performance of Seller's obligations under this Agreement ("Air Permits"). The Air Permits shall authorize the operation of each of the Blocks for [redacted].




                                   ARTICLE 11

                                   FUEL SUPPLY

         11.1     Fuel Supply Plan.
                  ----------------

11.1.1 Buyer shall have the responsibility for procuring the quantities of Fuel at the rates of delivery required to accommodate Buyer's Schedules for each of the Blocks. To determine the quantities of Fuel to be scheduled by Buyer for transportation to the Primary Gas Delivery Point in order to satisfy Buyer's Schedules, Buyer shall calculate the Transportation Quantity based upon the operating characteristics of each of the Blocks; however, a monthly Fuel adjustment will be made pursuant to Appendix B to reconcile differences between the actual and the Guaranteed Heat Rate.
11.1.2 In accordance with Appendix B, Buyer shall pay for all Fuel used to generate energy that is delivered to Buyer pursuant to Buyer's Schedules, including energy received during periods of ramp up and ramp down.

         11.2     Fuel Transportation Capacity.
                  ----------------------------
                  11.2.1   [redacted].
                  11.2.2   [redacted].
                  11.2.3   [redacted].
11.2.4   [redacted].

                  11.2.5 Seller agrees to accept at the Primary Gas Delivery Point any Transportation Quantity meeting the minimum quality requirements for delivered Fuel under SNG's FERC Gas Tariff and the applicable transportation agreement(s).

                  11.2.6 The Parties shall exercise best efforts to minimize any imbalances or other penalties or charges from transporters of Fuel delivered to the Facility ("Imbalance Charges"). If Buyer or Seller receives an invoice from a transporter for Imbalance Charges, the Parties shall determine the cause for such charges. [redacted]

                  11.2.7 All Fuel supplied by Buyer pursuant to this Agreement shall be measured at the Primary Gas Delivery Point. [redacted].

                                   ARTICLE 12

                                  FORCE MAJEURE



         12.1 Definition of Force Majeure Event. For the purposes of this Agreement, a "Force Majeure Event" as to a Party means any occurrence, nonoccurrence or set of circumstances that is beyond the reasonable control of such Party and is not caused by such Party's negligence or lack of due diligence, which prevents the Party from being able to perform its obligations hereunder, including, without limitation, strike or stoppage of labor; flood, ice, earthquake, windstorm or eruption; fire; explosion; invasion, riot or civil war, commotion or insurrection; sabotage, terrorism or vandalism; military or usurped power; or act of God or of a public enemy. [redacted].

         12.2 No Breach or Liability. Both Parties shall be excused from performance and shall not be construed to be in default in respect of any obligation hereunder for so long as failure to perform such obligation shall be due to a Force Majeure Event.

         12.3     Capacity and Energy Payments.  [redacted].
                  ----------------------------

         12.4 Mitigation. Following the occurrence of a Force Majeure Event, the directly affected Party shall use diligent efforts to remedy its inability to perform as soon as practicable; however, the directly affected Party is not required to settle any non Site-specific strike, walkout, lockout or other general labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to its interest.

         12.5 Suspension of Performance. The suspension of performance due to a Force Majeure Event shall be of no greater scope and of no longer duration than is required by such Force Majeure Event. No Force Majeure Event shall extend this Agreement beyond the respective Block One Operating Term or Block Two Operating Term.

                                   ARTICLE 13

FAILURE OF PERFORMANCE AND REMEDIES

         13.1 Notice of Failure of Performance. If a Party becomes aware of a Failure of Performance by the breaching Party, it may give the breaching Party written notice of the Failure of Performance.

         13.2 Failure of Performance by Seller. The occurrence of any of the following events shall constitute a "Failure of Performance" by Seller, except to the extent caused by a Force Majeure Event:

                  13.2.1 Except as specifically permitted hereunder, Seller abandons the development or construction of the Facility prior to the Commercial Operation Date.

                  13.2.2 Seller fails to make any payment due to Buyer hereunder for any undisputed amount or fails to comply with Appendix H with respect to any disputed amount within [redacted] of receiving a written demand from Buyer, which demand shall be received no earlier than the Business Day following the Payment Due Date.

                  13.2.3 A court having jurisdiction shall enter: (i) a decree or order for relief in respect of Seller in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law, or (ii) a decree or order adjudicating Seller bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Buyer under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Seller or of any substantial part of its affairs.

                  13.2.4 Seller: (i) commences or files a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent; (ii) consents to the entry of a decree or order for relief in respect of Seller in any involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it; (iii) files any petition, answer or consent seeking reorganization or relief under any applicable Federal or state law; (iv) consents to the filing of any petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Seller of any substantial part of its property; (v) makes an assignment for the benefit of creditors; (vi) is unable, or admits in writing its inability, to generally pay its debts as they become due; or (vii) takes any action in furtherance of any of the foregoing.

                  13.2.5 Seller assigns this Agreement or any of its rights or obligations under this Agreement in violation of Article 15.

13.2.6 Any representation or warranty made by Seller herein shall prove to be incorrect in any material respect when made, unless Seller promptly commences and diligently pursues action to cause such representation or warranty to become true and removes any material adverse effect on Buyer of such representation or warranty having been incorrect.

13.2.7 Seller fails both: (i) to perform or observe any of its material obligations under this Agreement due to its failure to comply with a Legal Requirement; and (ii) to promptly commence and diligently pursue action to cure and cures such failure to perform within [redacted] unless such cure is not capable of being effected within such [redacted] period, in which case Seller shall have an additional [redacted] period in which to perform such cure.

13.2.8   [redacted].

         13.3 Failure of Performance by Buyer. The occurrence of any of the following events shall constitute a "Failure of Performance" by Buyer:

                  13.3.1 Buyer fails to make any payment due to Seller hereunder for any undisputed amount or fails to comply with Appendix H with respect to any disputed amount within ten (10) Business Days of receiving a written demand from Seller, which demand shall be received no earlier than the Business Day following the Payment Due Date.

                  13.3.2 A court having jurisdiction shall enter: (i) a decree or order for relief in respect of Buyer in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law, or (ii) a decree or order adjudicating Buyer bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Buyer under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Buyer or of any substantial part of its affairs.

                  13.3.3 Buyer: (i) commences or files a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; (ii) consents to the entry of a decree or order for relief in respect of Buyer in any involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it; (iii) files any petition, answer or consent seeking reorganization or relief under any applicable Federal or state law; (iv) consents to the filing of any petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Buyer or of any substantial part of its property; (v) makes an assignment for the benefit of creditors; (vi) is unable, or admits in writing its inability, to generally pay its debts as they become due; or (vii) takes any action in furtherance of any of the foregoing.

13.3.4 Any representation or warranty made by Buyer herein shall prove to be incorrect in any material respect when made, unless Buyer promptly commences and diligently pursues action to cause such representation or warranty to become true and removes any material adverse effect on Seller of such representation or warranty having been incorrect.

13.3.5 Buyer fails both: (i) to perform or observe any of its material obligations under this Agreement due to its failure to comply with a Legal Requirement; and (ii) to promptly commence and diligently pursue action to cure and cures such failure to perform within [redacted] unless such cure is not capable of being effected within such [redacted] period, in which case it shall have an additional [redacted] period in which to perform such cure.

         13.4 Remedies. If a Failure of Performance by either Party has occurred, then the non-breaching Party may terminate this Agreement by giving [redacted] prior written notice thereof to the breaching Party, which termination shall be effective upon the [redacted] following the date of such notice. In such event Seller will not be entitled to recover Monthly Capacity Payments and Monthly Energy Payments prospectively from the effective date of such termination.

         13.5 Discharge of Obligations Upon Termination. In the event of termination of this Agreement, the Parties shall be released and discharged from any further obligation arising or accruing hereunder from and after the date of termination; provided, however, that termination shall not discharge or relieve either Party from any obligations or liabilities for any act or failure to act which may have accrued prior to such termination.

         13.6 No Consequential Damages. In no event shall either Party or their affiliates, contractors or consultants, or the officers, directors, shareholders, employees or consultants of any of them be liable for punitive, special, indirect, incidental or consequential damages under, arising out of, due to or in connection with the performance or non-performance of this Agreement or any of the obligations herein, whether based on contract, tort (including without limitation negligence), strict liability, warranty, indemnity or otherwise.

         13.7 No Warranties. There are no warranties given by either Party to the other Party under this Agreement except to the extent specifically set forth in Article 4. The Parties hereby specifically disclaim and exclude all implied warranties, including the implied warranties of merchantability and of fitness for a particular purpose.

                                   ARTICLE 14

                   COMPLIANCE WITH LAWS, RULES AND REGULATION

         14.1 Compliance. Seller shall be in compliance with all Legal Requirements with respect to the construction, ownership, operation and maintenance of the Facility.

         14.2     Change of Law.
                  -------------

                  14.2.1 A "Change of Law" means a change in Legal Requirements constituting a new environmental or tax law or regulation or a new interpretation of such law or regulation, which change is enacted or promulgated after December 15, 2000, and which generally affects the cost of electrical generation.

                  14.2.2   [redacted].

                  14.2.3    [redacted].
         14.3     NOx Emissions.  [redacted].
                  -------------
         14.4 Taxes. Seller shall at all times during the Term pay or cause to be paid all charges, taxes, assessments and fees which may be assessed by a Governmental Authority: (i) upon or against the Blocks; and/or (ii) upon or against Seller by reason of the production, sale or purchase of electricity hereunder.
                                   ARTICLE 15

                      ASSIGNMENT AND TRANSFERS OF INTERESTS

         15.1 Assignment and Assumption of Obligations. Seller may not assign its obligations under this Agreement or any portion thereof to any entity other than a creditworthy affiliate without the written permission of Buyer; provided, however, (i) any assignee shall expressly assume assignor's obligations hereunder, and (ii) unless otherwise expressly approved by the Buyer and the GPSC, no assignment, whether or not consented to, shall relieve the assignor of its obligations hereunder in the event its assignee fails to perform.

         15.2 Assignment to Lenders. Notwithstanding Section 15.1, Seller may, without the consent of the Buyer or the GPSC, assign this Agreement to a Lender for collateral security purposes in connection with any financing or the refinancing of the Facility.

                                   ARTICLE 16

                                 INDEMNIFICATION



         16.1 Indemnity. Subject to Section 13.7, each Party (the "Indemnifying Party") expressly agrees to indemnify, hold harmless and defend the other Party and its affiliates, trustees, agents, officers, directors, employees and permitted assigns (the "Indemnified Party") against all claims, liabilities, costs or expenses for loss, damage or injury to persons or property in any manner directly or indirectly connected with or growing out of, the generation, transmission or distribution of energy on its respective side of the Delivery Point, unless such loss, damage or injury is the result of the gross negligence or willful misconduct of the Party seeking indemnification.

         16.2 Notice of Proceedings. An Indemnified Party which becomes entitled to indemnification under the Agreement shall promptly notify the other Party of any claim or proceeding in respect of which it is to be indemnified. Such notice shall be given as soon as reasonably practicable after the Indemnified Party obligated to give such notice becomes aware of such claim or proceeding. The Indemnifying Party shall assume the defense thereof with counsel designated by the Indemnifying Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party reasonably concludes that there may be legal defenses available to it that are different from or additional to, or inconsistent with, those available to the Indemnifying Party, the Indemnified Party shall have the right to select and be represented by separate counsel. The Indemnified Party shall be responsible for the expenses associated with such separate counsel, unless a liability insurer will pay the expenses of such separate counsel. If the Indemnifying Party fails to assume the defense of a claim, the indemnification of which is required under this Agreement, the Indemnified Party may, at the expense of the Indemnifying Party, contest, settle, or pay such claim; provided, however, that settlement or full payment of any such claim may be made only with the Indemnifying Party's consent or, absent such consent, written opinion of the Indemnified Party's counsel that such claim is meritorious or warrants settlement.

                                   ARTICLE 17

                            MISCELLANEOUS PROVISIONS



         17.1 Amendments. This Agreement may be amended only by a written instrument duly executed by both Buyer and Seller which has received all approvals of Governmental Authorities of competent jurisdiction necessary for the effectiveness thereof.

         17.2 Binding Effect. This Agreement and any extension shall inure to the benefit of and shall be binding upon the Parties and their respective successors and permitted assigns.

         17.3 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         17.4 Notices. Where written notice is required by this Agreement, such notice shall be in writing and shall be deemed given (i) when delivered by United States registered or certified mail, postage prepaid, return receipt requested, or delivered by recognized courier addressed as follows:

         To Seller:                 Douglas E. Jones
                                    Vice President,
                Southern Company Generation and Energy Marketing
                                    BIN 935
                                    270 Peachtree Street, N.E.
                                    Atlanta, Georgia 30303

         with a copy to:            Thomas L. Penland, Jr., Esq.
                                    Troutman Sanders LLP
                                    600 Peachtree Street, N.E.
                                    Suite 5200
                                    Atlanta, Georgia 30308-2216

         To Buyer:                  Garey C. Rozier
                                    Resource Planning Manager,
                                    Southern Company Services, Inc.
                                    BIN 15N-8182
                                    600 North 18th Street
                                    Birmingham, Alabama 35203

         with a copy to:            Kevin C. Greene
                                    Troutman Sanders LLP
                                    600 Peachtree Street, N.E.
                                    Suite 5200
                                    Atlanta, Georgia 30308-2216

or to such other address as may be designated by the Parties; or (ii) when sent by facsimile transmission or electronic mail, provided receipt of such facsimile transmission or electronic mail is confirmed by facsimile transmission, electronic mail, or otherwise in writing at the time of transmission.

         17.5 Entire Agreement. This Agreement constitutes the entire understanding between the Parties. The Parties have entered into this Agreement in reliance upon the representations and mutual undertakings contained herein and not in reliance upon any oral or written representations or information provided by one Party to the other Party not contained or incorporated herein.

         17.6 Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Georgia, without giving effect to conflict of laws principles, which may direct the application of the laws of another jurisdiction.

         17.7 Non-Waiver. No provision of this Agreement shall be deemed waived and no breach shall be deemed excused unless such waiver or consent is in writing and signed by a duly authorized representative of the Party waiving such provision or excusing such breach. No such consent to, or waiver of a breach hereof, whether express or implied shall constitute a consent to, waiver of, or excuse for any subsequent or different breach.

         17.8 Headings Not Affecting Meaning. The descriptive headings of the various Sections and Articles of the Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms and provisions hereof.

         17.9 Third Parties. This Agreement is intended solely for the benefit of the Parties hereto. Except as otherwise expressly provided herein, nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a Party to this Agreement.

         17.10 Severability. All provisions of this Agreement are severable. In the event any provision of this Agreement, or a portion thereof, is ruled void, invalid, unenforceable or contrary to public policy by a court of competent jurisdiction, then any remaining portion of such provision and all other provisions of this Agreement shall survive and be applied and any invalid and unenforceable portion shall be construed or performed to preserve as much of the original words, terms, purpose and intent to the fullest extent permitted by law.

         17.11 Cooperation. Upon the execution of this Agreement and thereafter, each Party to this Agreement agrees to do such things as may be reasonably requested by the other Party in order more effectively to consummate or document the transactions contemplated by this Agreement.

         17.12 Relationship. This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties, or to impose any partnership obligation or liability upon either Party.

         17.13    Confidentiality.
                  ---------------
                  17.13.1 Each Party agrees that for a period of five (5) years from the date of termination of the Agreement it will not, without the written consent of the other Party or as otherwise provided herein, disclose Confidential Information to any third party (other than, when permitted by all applicable Legal Requirements, to affiliates or to consultants, advisors and lenders who need to know such information in connection with the performance of their duties or services for the disclosing Party or its affiliates), except to the extent that disclosure is required by law, or by a court or by an administrative agency having jurisdiction over the disclosing Party.

                  17.13.2 Seller intends to seek confidential treatment of the Confidential Information in this Agreement from FERC, and Buyer will provide reasonable cooperation in connection with such request. Notwithstanding the foregoing, the Parties acknowledge that certain Confidential Information may need to be disclosed in Seller's filings with FERC which may become publicly available.

17.14 Replacement Index. Whenever any published index or tariff is referenced herein, the Parties intend to track those costs as faithfully as commercially practicable. Should any such index or tariff be discontinued or no longer published, the Parties will cooperate in establishing substitute benchmarks through reference to equivalent indices or tariffs.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned Parties hereto have duly executed this Agreement as of the date first written above.

FOR GEORGIA POWER COMPANY


By:
         --------------------------------------------

Name:             Fred D. Williams

Title:            Senior Vice President


FOR SOUTHERN POWER COMPANY


By:
     ---------------------------------------

Name:         Douglas E. Jones

Title:        Vice President

                             Appendix A-Page 3 of 3
Appendix A - Page 2 of 3
                                   APPENDIX A

                          CAPACITY PAYMENT CALCULATION

[redacted]

                            Appendix B - Page 1 of 5
                                   APPENDIX B
                           ENERGY PAYMENT CALCULATION
[redacted]

                            Appendix C - Page 1 of 3
                                   APPENDIX C
                   DESIGN PARAMETERS AND SCHEDULING PROCEDURES


                  [redacted]

                            Appendix D - Page 3 of 3

                                   APPENDIX D

                   PERFORMANCE TESTING PROCEDURES AND DISPATCH

         [redacted]

                            Appendix E - Page 1 of 1
                                                         APPENDIX E

                                           DAILY DAMAGE FOR FAILURE TO MEET THE
                                             REQUIRED COMMERCIAL OPERATION DATE

         [redacted]

                            Appendix F - Page 3 of 4
                            Appendix F - Page 1 of 4
                                   APPENDIX F

                              HIGHER HEATING VALUE
                           GUARANTEED HEAT RATE CURVES
                                 For Normal Mode

[redacted]

                              HIGHER HEATING VALUE
                           GUARANTEED HEAT RATE CURVES

[redacted]

                            Appendix G - Page 1 of 1

                                   APPENDIX G

                          TRANSMISSION INTERCONNECTION
                                 COST ADJUSTMENT

[redacted]

                            Appendix H - Page 1 of 2
                                   APPENDIX H

                               BILLING PROCEDURES

[redacted]